Exhibit 10.8
Sweetgreen, Inc.
Non-Employee Director Compensation Policy

Amended and Restated: December 23, 2025

Each member of the Board of Directors (the “Board”) of Sweetgreen, Inc. (the “Company”) who is a non-employee director of the Company (each, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Director Compensation Policy”) for his or her Board service, subject to the terms and conditions set forth herein.

This Director Compensation Policy may be amended or modified, or any provision of it waived, at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

Annual Cash Compensation

Each eligible Non-Employee Director who is also an Independent Director will be eligible to receive the cash compensation set forth below. “Independent Director” means a Non-Employee Director who is determined in good faith by the Board to be independent from the Company in all material respects as determined under the independence standards of the New York Stock Exchange or any other national exchange on which securities of the Company may then be listed.

The annual cash compensation amounts will be payable at the close of business on the date of each annual meeting of the Company’s stockholders (the “Annual Meeting”). All cash payments will be paid in advance for the following year, and not in arrears. If an Independent Director joins the Board after an Annual Meeting, then such Independent Director shall, as of his or her first day of service as an Independent Director (the “Start Date”) and without any further action of the Board or Compensation Committee, automatically receive a cash payment equal to the retainer payment that he or she would have received, had he or she been an Independent Director as of such Annual Meeting, multiplied by the applicable percentage based on the fiscal quarter of such Independent Director’s Start Date as follows: (i) 75% if the Start Date is in the third fiscal quarter of the year in which the Annual Meeting occurred, (ii) 50% if the Start Date is in the fourth fiscal quarter of such year, or (iii) 25% if the Start Date is in the first fiscal quarter of the following year). If the Start Date is in the second fiscal quarter of the year following such Annual Meeting, no retainer payment shall be provided until the full retainer payment at the next Annual Meeting.

Each Independent Director will be eligible to receive the following annual cash retainers for service on the Board (as applicable):

(a)Annual Board Service Retainer.
(i)All Eligible Directors: $50,000
(ii)Lead Independent Director: $70,000 (in lieu of regular Annual Board Service Retainer)

(b)Annual Committee Chair Service Retainer. The following amounts shall be in addition to the Annual Board Service Retainer.
(i)Chair of the Audit Committee: $20,000
(ii)Chair of the Compensation Committee: $15,000
(iii)Chair of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation

Each eligible Non-Employee Director will be eligible to receive the equity compensation set forth below. Equity awards will be granted under the Company’s 2021 Equity Incentive Plan or any successor plan thereto (the “Plan”).

(a)Automatic Equity Grants. Without any further action of the Board or Compensation Committee, at the close of business on the date of each Annual Meeting, each person who is then a Non-Employee Director will automatically receive a fully vested restricted stock unit award having a fair market value of $200,000 (the “Annual RSU”) as calculated in accordance with clause (b) below. If a Non-Employee Director joins the Board after an Annual Meeting, then such Non-Employee Director shall, as of his or her Start Date and without any further action of the Board or Compensation Committee, automatically receive a fully vested restricted stock unit award having a value equal to $200,000 multiplied by the applicable percentage based on the fiscal quarter of such Non-Employee Director’s Start Date as follows: (i) 75% if the Start Date is in the third fiscal quarter of the year in which the Annual Meeting occurred, (ii) 50% if the Start Date is in the fourth fiscal quarter of such year, and (iii) 25% if the Start Date is in the first fiscal quarter of the following year. Such partial award shall be deemed to be an Annual RSU for purposes of the section below entitled “Deferral of Settlement of Equity Awards.” If the Start Date is in the second fiscal quarter of the year following such Annual Meeting, no grant shall be provided until the full $200,000 grant at the next Annual Meeting.
(b)Calculation of Value of a Restricted Stock Unit Award. The value of a restricted stock unit award to be granted under this Director Compensation Policy will be determined based on the unweighted average closing price of a share of Class A common stock (“Common Stock”) on the national securities exchange on which the Common Stock is then listed, over the 20 consecutive trading day period (or such lesser period, as applicable, if the Common Stock has not yet traded for 20 consecutive trading days) immediately preceding the date that is five trading days prior to the date of grant of such award.
(c)Remaining Terms. The remaining terms and conditions of each restricted stock unit award, including transferability, will be as set forth in the Company’s Restricted Stock Unit Award Notice and Agreement, in the form adopted from time to time by the Board or Compensation Committee.
Deferral of Settlement of Equity Awards

Unless and until otherwise determined by the Board, each Non-Employee Director may elect to defer the delivery of shares in settlement of any Annual RSU granted pursuant to this Director Compensation Policy that would otherwise be delivered to such Non-Employee Director on or following the date such restricted stock units vest pursuant to the terms of this Director Compensation Policy (the “Deferral Election”). Unless otherwise determined by the Board or the Compensation Committee, for any such Deferral Election to be effective, it must be submitted to the Company’s Chief People Officer (or such other individual as the Company designates) (a) on or prior to December 31st (or such other date as may be determined by the Board or the Compensation Committee pursuant to Section 409A of the Internal Revenue Code of 1986, as it may be amended) of the calendar year immediately prior to the calendar year in which the Annual RSU to which the Deferral Election relates is granted, or (b) prior to the date that is 30 days after the applicable Non-Employee Director is first appointed or elected to the Board. Any Deferral Election will be irrevocable, and will be subject to such rules, conditions, and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion. Deferral Elections shall be made pursuant to a form of deferral election in substantially the form attached hereto as Exhibit A or such other form as may be approved by the Board or the Compensation Committee.

Non-Employee Director Compensation Limit

    Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is eligible to receive under this Director Compensation Policy shall be subject to the limits set forth in the Plan.

Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under this Director Compensation Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.
Expenses

The Company will reimburse each Non-Employee Director for any ordinary and reasonable out-of-pocket expenses actually incurred by such director in connection with in-person attendance at and participation in Board and committee meetings; provided, that such director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy as in effect from time to time.

*    *    *    *    *

Exhibit A

[Omitted]